Exhibit 99.1

Ballantyne Strong, Inc.

Fourth Quarter 2019 Earnings Conference Call

March 12, 2020

C O R P O R A T E P A R T I C I P A N T S

Todd Major, Senior Vice President, Finance

Mark Roberson, Chief Financial Officer

Kyle Cerminara, Chief Executive Officer & Chairman of the Board of Directors

P R E S E N T A T I O N

Operator

Greetings. Welcome to Ballantyne Strong Incorporated Fourth Quarter 2019 Earnings Call.

At this time, all participants are in a listen-only mode. If anyone should require operator assistance during the conference, please press star, zero on your telephone keypad. Please note this conference is being recorded.

I would now like to turn the conference over to your host today, Ballantyne Strong Management. Please proceed.

Todd Major

Good morning, and welcome to Ballantyne Strong’s earnings conference call for the fourth quarter and full year ended December 31, 2019.

Before we begin, I’d like to remind everyone that some statements made on this call will be forward-looking in nature. These statements are based on Management’s current views and expectations as of today and the company is under no obligation and expressly disclaims any obligation to update forward-looking statements, except as required by law. These statements are also subject to risks and uncertainties that may cause actual results to differ materially from those described on today’s call. Risks and uncertainties are also described in the company’s SEC filings.

Today’s presentation and discussion also contain references to non-GAAP financial measures. The definition of non-GAAP terms and reconciliations to GAAP measures are available in the earnings release posted in the Investor Relations section of our website.

Our non-GAAP measures may not be comparable to those used by other companies, and we encourage you to review and understand all of our financial reporting before making any investment decisions.

At this time, I would like to turn the call over to Kyle.

Kyle Cerminara

Good morning and thank you for joining us on our call today.

2019 was a very busy year for Ballantyne Strong. We made significant progress towards our goal of increasing the profitability and improving the underlying value potential of our businesses and holdings.

I want to take a few minutes to walk our stakeholders through how we think about Ballantyne Strong as a governance and leadership team, from both a business and strategy perspective, in both the short term and the long term, and how we see the company potentially evolving over the next few years.

Similar to many public companies, Ballantyne Strong is a Delaware holding company that owns a number of wholly-owned subsidiaries and a few long-term holdings that we view to be important to executing on our long-term strategic vision for the Company. We have three reporting segments: Strong Entertainment, Convergent and Strong Outdoor, and three significant holdings, 1347 PIH, Itasca and Firefly. As we have spoken to many of you over the last few years, we have realized that it might be helpful for us to explain the origin of each of these segments and holdings, where we believe we are today, and where we are hopefully headed in the future.

Strong Entertainment and Convergent make up the vast majority of Ballantyne Strong’s revenue with approximately $57 million of revenue and $12 million of Adjusted EBITDA when you combine the two businesses on a trailing 12 months basis. We break the businesses out separately into two distinct operating segments, but these businesses are working together more and more on various revenue and expense opportunities and we seek to see future synergies between the two segments. We are very pleased with the turnaround at Convergent over the last few years to a business that now has significant recurring revenue and a very distinct business model in the digital signage industry. I think very few people expected us to have the financial performance that we have had with our Convergent business, and we are happy that we are executing on the business plan that we rolled out to investors a few years ago. While our Strong Entertainment businesses produce significant revenue and Adjusted EBITDA, we are working to bring some of the lessons from the Convergent turnaround to the Strong Entertainment side.

Strong Outdoor is our third operating segment, which remains highly synergistic with our holding in Firefly. Strong Outdoor and Firefly collaborate on numerous sales opportunities, and Strong Outdoor’s sales of Firefly Digital should contribute to Ballantyne Strong receiving additional earnout shares of Firefly.

1347 PIH and Itasca are both public companies with significant cash resources that were generated in 2019 from the sale of businesses or the liquidation of investments. We will look to update you on the strategy for each of these as the year goes on, but we are pleased with the substantial cash position that each of them has at this time.

M&A remains a key strategic focus of the Company and we will continue to evaluate both acquisitions and sales of each of our businesses. We’ve thoroughly analyzed several potential transactions with our internal team. We’ve employed investment banks and strategic consultants to help us further evaluate transactions and to better define our strategy. While we may look at many opportunities, we will only do a transaction that we feel is in the best interest of shareholders. We are patient and we can wait for the right opportunities, opportunities that maximize shareholder value over the long term.

As the business operations have continued to improve, we are seeing increased inbound interest and potential for strategic M&A transactions. From strategic tuck-in acquisitions in our digital signage and managed services businesses, to opportunities to sell stakes in our operations or combine with other providers. we intend to selectively pursue these opportunities where we believe we can increase shareholder value. When you look at the combined Adjusted EBITDA of Strong Entertainment and Convergent, for example, one only needs to assume a modest multiple of Adjusted EBITDA to understand the potential upside from an M&A transaction. Of course, M&A transactions come with risk and uncertainty and are difficult to execute, but we believe we have assembled a team that is up for the challenge and we will work to do what we believe is in the best interest of shareholders.

Earlier this year, as one example, we sold our Strong Outdoor digital advertising business to Firefly Systems, a San Francisco based company that has raised over $50 million of capital from prominent funds including Google Ventures and NFX. We believe Firefly has the team and financial backing to take our digital platform to the next level and we are excited about Firefly’s strategy of bringing digital content to rideshare and taxi rooftops in major cities, both in the U.S. and around the globe. Strong Outdoor maintains its static advertising platform and has made significant progress improving its margins and reducing its operating losses while continuing to invest in the business with key hires in Sales and Marketing. As a result, our Strong Outdoor business turned profitable in Q4 and we now have enhanced upside valuation potential as one of the largest investors in Firefly.

It has been a lot of work to get the company positioned to where it is today. We have a lot more work to do to execute on our future business plans.

I’ll now turn it over to Mark to discuss our operating performance in more detail.

Mark Roberson

Thanks, Kyle.

Consolidated operating results continued to strengthen in the second half of 2019, particularly in the fourth quarter for all three operating segments.

Strong Entertainment, which is the largest provider of premium large format screen systems and a leading provider of managed services in North American, rebounded in Q3 and Q4. The beginning of 2019 was challenging, to say the least, with roof damage in a critical area of our screen manufacturing facility impacting first half revenue. Demolition and reconstruction of that area limited capacity for the better part of the year. Our team in Joliette did a tremendous job reacting quickly and decisively to contain the situation and adjust production to keep our customers’ needs met throughout the construction process. Construction in PVC 1 is now complete, and the newly expanded seaming area is fully operational entering 2020.

In addition, we leased additional production space in Joliette a few months ago to ramp up Eclipse screen production. Eclipse, our seamless solid surface curved screen for theme parks, flight training simulators and other applications contributed its first meaningful revenue in Q4. We also started the expansion of our global sales team as we start to focus increased effort on international opportunities for our screen systems in Europe and China in the future.

Convergent is a premier provider of digital signage solutions in North America and is primarily focused on larger enterprise customers where our unique DSaaS offering provides a turnkey solution, providing efficient and consistent content delivery across multiple locations. Convergent has seen a tremendous turnaround in 2019 after years of losses.

The cost reduction initiatives implemented last year have reduced the operating cost structure of the business and we standardized our hardware platforms to increase scalability. With the expansion of DSaaS, revenues are now more than 50% recurring in nature at higher average gross margins. The DSaaS model allows us to partner with our customers in a more meaningful way as compared with one-time signage sales, and we believe our customers see that as a higher value service and helps us to create a stickier long term customer partnerships.

With higher margins and lower costs, profitability has improved significantly with over $4 million in adjusted annual EBITDA this year. We expect these trends to continue into 2020 as we continue to expand our DSaaS installed base.

Strong Outdoor is our out-of-home advertising business, primarily focused on taxi top advertising in the New York market. As with Convergent, operating performance at Strong Outdoor also improved significantly in 2019. If you’ll recall, we incurred significant operating expenses as the start-up costs of that business have been expensed as incurred in 2018 and into 2019. In mid ‘18, we began selling ads in New York. We established the leadership and sales team in early 2019, and in May we completed the transaction and investment in Firefly, combining our digital network with theirs and becoming an investor. In the second half of 2019, Strong Outdoor posted its first profitable quarter and we are excited about the enhanced value creation potential for BTN as Firefly continues to expand its digital network.

Overall, 2019 saw tremendous progress and improved profitability in our Convergent and Strong Outdoor businesses. Strong Entertainment rebounded nicely and finished out the year with solid momentum to close out the year. We are excited about the coming year and look forward to continuing to build on the foundation established in this year.

Along with everyone else in the world, however, we are closely monitoring the coronavirus outbreak impact, particularly in China where cinemas remain closed, and in the U.S. where we are starting to see restrictions on public gathering and travel. While we have not seen a significant impact on our operations at this stage, it is too early to evaluate the potential effect on consumer spending which affects the operations of our customers and ultimately our own. We will continue to monitor the situation closely and stand ready to support our customers’ needs during this period.

I will now turn the call over to Todd to review the financials.

Todd Major

Thanks, Mark.

Total revenue decreased 6% to $17.1 million for the fourth quarter of 2019 and decreased 3.3% to $62.6 million for the full year. Gross margins improved to 39.6% for the fourth quarter of 2019 compared to 24.7% for the fourth quarter of 2018. On a full year basis, gross profit margins improved to 29.5% during 2019 from 18.8% during the prior year. Operating income improved to $0.8 million for the fourth quarter of 2019 from $0.1 million in the prior year. On a full year basis, operating loss improved by over 60% to $4 million from $10.3 million in the prior year.

Adjusted EBITDA improved to $2.6 million for the fourth quarter of 2019 from $1.1 million last year, and on a full year basis, Adjusted EBITDA was $1.4 million in 2019 compared to a loss of $4.0 million in the prior year, a $5.4 million net improvement.

These improvements were primarily driven by Convergent turned around from a net loss in the prior year to profitability during 2019 on the increase in DSaaS combined with cost reductions; Strong Entertainment continued to rebound following the headwinds in the first half of 2019; improvements at Strong Outdoor, which turned its first profitable quarter as non-digital ad revenue increased and operating costs decreased, and lower corporate level G&A due to actions taken in early 2019 to reduce professional service fees.

Slide 14 summarizes our consolidated operating results for the previous five quarters, which Mark mentioned earlier continue to improve. Gross profit, gross margin percentage, income from operations and Adjusted EBITDA all increased sequentially throughout 2019.

On Slide 15, we show the operating trends in our Strong Entertainment business over the past five quarters. Revenues and profitability dipped significantly in the first half of 2019 following the roof issue. In Q3 and Q4 revenue bounced back as production returned closer to normalized levels. Income from operations and Adjusted EBITDA followed suit, with operating income and Adjusted EBITDA nearly doubling from the first half of 2019 to the second half on the increased volume.

On Page 16, Convergent’s operating results continue to trend in an upward direction. Gross margins and Adjusted EBITDA have improved, and the revenue mix is now predominantly recurring service in nature.

On Slide 17, Strong Outdoor’s financial results improved following the Firefly transaction. We are now focused on selling non-digital ads and generating better utilization on those assets. We also have a lower fixed cost structure which allows for higher gross margins and overall profitably at the current scale of the business. Selling and administrative expenses increased as we invested in additional sales and marketing to drive the improved non-digital ad sales. We also now have an investment in Firefly, which we carry on the balance sheet on a cost basis and which could potentially provide longer-term upside depending on Firefly’s performance and future liquidity events.

In closing, as we pursue our strategies, we will continue to rigorously manage expenses, and we remain confident in our ability to further improve financial performance and drive growth and value creation.

With that, let me turn the call back to Mark.

Mark Roberson

Thanks, Todd.

Thank you for your time and interest in Ballantyne Strong. If anyone has questions or would like to spend time with us, I would encourage you to reach out to us and schedule some time for a call or in-person meeting. My contact information is included in the earnings release distributed this morning and we welcome your questions and input. We’re always available and look forward to speaking with you. Thank you again and have a good day.

Operator

Thank you. This does conclude today’s teleconference. You may disconnect your lines at this time and have a great day.

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